Exhibit 99.1

MAXIMUS Reports Financial Results for Second Quarter of Fiscal 2013

- Company Reiterates Guidance -

RESTON, Va.--(BUSINESS WIRE)--May 9, 2013--MAXIMUS (NYSE: MMS), a leading provider of government services worldwide, today reported financial results for its second quarter ended March 31, 2013.

Highlights for the quarter ended March 31, 2013 include:

●
Revenue grew 34% to $326.4 million for the second quarter compared to $243.5 million reported for the same period last year, driven by the PSI acquisition, growth on existing contracts and new work. The second quarter of fiscal 2013 included $16.0 million of non-recurring revenue from a previously disclosed contract termination; excluding this, revenue grew 27%.

●	Adjusted diluted earnings per share from continuing operations increased 47% to $0.72 for the second quarter of fiscal 2013 compared to $0.49 reported for the same period last year.

●	Cash and cash equivalents totaled $187.3 million at March 31, 2013.

●	Year-to-date signed contract awards totaled $886 million at March 31, 2013.

Revenue for the fiscal 2013 second quarter increased 34% to $326.4 million, which includes $16.0 million of non-recurring benefit related to a previously disclosed contract termination in the Human Services Segment. This compares to revenue of $243.5 million reported for the same period last year. Excluding the $16.0 million benefit, year-over-year second quarter revenue increased 27%, driven by the April 2012 acquisition of PSI, new work in both segments, and growth on existing contracts, which includes the ongoing revenue ramp up in the United Kingdom. Excluding PSI, revenue grew 15% organically compared to the prior-year period.

For the second quarter of fiscal 2013, income from continuing operations, net of taxes, totaled $31.7 million, or $0.91 per diluted share, and included pre-tax income of $10.9 million ($6.5 million, net of taxes), or $0.19 per diluted share, related to the previously disclosed contract termination. Excluding the benefit of $0.19 per diluted share, second quarter adjusted diluted earnings per share from continuing operations increased 47% to $0.72 compared to $0.49 reported for the same period last year. The year-over-year increase to earnings is attributable to accretive revenue growth in both segments. A reconciliation to non-GAAP measures is included in the accompanying financial schedules.

“Financial results in the quarter were solid and in-line with our expectations, supporting our growth trajectory for the remainder of fiscal 2013 and beyond. As expected, organic revenue growth accelerated in the second quarter, driven by strong performance from both segments. The long-term demand trends remain positive for MAXIMUS, with multi-year growth drivers in place as governments require a higher level of value-added services that deliver measurable and meaningful outcomes. These trends, coupled with our demonstrated experience and proven success, set the stage for our long-term success to grow the business and maximize shareholder value,” commented Richard A. Montoni, Chief Executive Officer of MAXIMUS.

Health Services Segment

Health Services Segment revenue for the second quarter of fiscal 2013 increased 23% to $197.9 million compared to $161.2 million for the same period last year, driven by the PSI acquisition, organic growth on existing contracts, and new work. Health Services Segment operating income for the second quarter of fiscal 2013 increased 59% to $28.9 million (14.6% operating margin) and benefitted from accretive revenue growth. This compares to $18.2 million (11.3% operating margin) for the same period last year.

Human Services Segment

Human Services Segment revenue for the second quarter of fiscal 2013 increased to $128.4 million compared to $82.3 million for the same period last year. Excluding the $16.0 million benefit from the aforementioned contract termination, revenue grew 37%, driven by the PSI acquisition, the ramp-up in the United Kingdom, as well as new work in Canada and Saudi Arabia. Human Services Segment operating income for the second quarter of 2013 totaled $21.5 million, which includes non-recurring pre-tax income of $10.9 million related to the contract termination. Excluding the $10.9 million benefit, operating income for the human services segment increased to $10.6 million (9.4% operating margin) compared to $8.6 million (10.5% operating margin) for the same period last year. The year-over-year operating income increase was driven by the expected improvement in the United Kingdom and growth in new programs, which offset the expected lower profit margin in Australia.

Sales and Pipeline

Year-to-date signed contract awards at March 31, 2013 totaled $886 million compared to $812 million reported for the same period last year. On a sequential basis, signed contract wins were strong with approximately $700 million of new signed awards during the fiscal second quarter of 2013. New contracts pending (awarded but unsigned) totaled $425 million compared to $284 million last year.

Sales pipeline for the quarter ended March 31, 2013 was $2.3 billion (consisting of $888 million in proposals pending, $85 million in proposals in preparation, and $1.3 billion in proposals tracking) and includes opportunities across multiple geographies and both segments. This compares to $1.7 billion in sales pipeline for the same period last year and $2.7 billion reported in the first fiscal quarter of 2013. Pipeline was lower on a sequential basis principally due to the large number of contracts shifting into the awarded categories.

Balance Sheet and Cash Flows

Cash and cash equivalents at March 31, 2013 totaled $187.3 million, of which approximately 70% is held overseas. For the second quarter of fiscal 2013, cash provided by operating activities from continuing operations totaled $29.4 million, with free cash flow of $18.3 million. Excluding the $16.0 million revenue benefit from the terminated contract, Days Sales Outstanding (DSO) from continuing operations were 66 days and remain within the Company’s previously stated range of 65 to 80 days.

On February 28, 2013, MAXIMUS paid a quarterly cash dividend of $0.09 per share. On April 18, 2013, the Company announced a $0.09 per share cash dividend, payable on May 31, 2013 to shareholders of record on May 15, 2013. In addition, on June 28, 2013 MAXIMUS will complete a two-for-one stock split where each shareholder of record on June 14, 2013 will receive an additional share of stock for each outstanding share.

MAXIMUS did not repurchase any shares of the Company’s common stock during the second quarter of fiscal 2013. At March 31, 2013, the Company had $114.6 million available for future repurchases under its Board-authorized share repurchase program.

Outlook

MAXIMUS is reiterating its fiscal 2013 revenue, earnings and cash flow guidance. The Company continues to expect fiscal 2013 revenue to range between $1.25 billion and $1.30 billion and adjusted diluted earnings per share from continuing operations to range between $3.00 and $3.15. The Company continues to expect cash provided by operating activities from continuing operations to range between $115 million and $135 million, and free cash flow from continuing operations to range between $70 million and $90 million.

Mr. Montoni concluded, “The recently announced two-for-one stock split underscores our confidence in the underlying, long-term fundamentals of MAXIMUS and our future outlook. The management team remains firmly committed to offering the highest quality of value-added services, enhancing our established brand recognition, and expanding our offerings to advance new opportunities.”

Website Presentation, Conference Call and Webcast Information

MAXIMUS will host a conference call this morning, May 9, 2013, at 9:00 a.m. (ET). The call is open to the public and can be accessed under the Investor Relations page of the Company’s website at www.maximus.com or by calling:

877.407.8289 (Domestic)/201.689.8341 (International)

For those unable to listen to the live call, a replay will be available through May 23, 2013. Callers can access the replay by calling:

877.660.6853 (Domestic)/201.612.7415 (International)
Replay conference ID number: 412909

About MAXIMUS

MAXIMUS is a leading operator of government health and human services programs in the United States, United Kingdom, Canada, Australia and Saudi Arabia. The Company delivers business process services to improve the cost effectiveness, efficiency and quality of government-sponsored benefit programs, such as Medicaid, Medicare, Children's Health Insurance Program (CHIP), Health Insurance BC (British Columbia), as well as welfare-to-work and child support programs around the globe. The Company's primary customer base includes federal, provincial, state, county and municipal governments. Operating under its founding mission of Helping Government Serve the People®, MAXIMUS has approximately 8,800 employees worldwide. For more information, visit www.maximus.com.

Non-GAAP Measures

This release refers to non-GAAP financial measures, including free cash flows from operating activities, adjusted diluted earnings per share from continuing operations, organic growth, as well as revenues, operating income, net income and earnings per share excluding a terminated contract.

To provide organic growth information, revenue in the prior year is compared to the current year without PSI revenues. We believe organic growth provides a useful basis for assessing the performance of the business excluding PSI. We have provided a reconciliation of free cash flow to operating cash flow from continuing operations. We believe that free cash flow from operations is a useful basis for investors to compare our performance across periods or across our competitors. Free cash flow show the effects of the Company’s operations and routine capital expenditure and exclude the cash flow effects of acquisitions, share repurchases, dividend payments and other financing transactions. We have provided a reconciliation to adjusted diluted earnings per share and operating income excluding legal, settlement and acquisition-related expenses and the benefits of the terminated contract. We have also provided a reconciliation between revenue and revenue excluding the terminated contract. We believe that these measures are a useful basis for assessing the Company’s performance excluding the effect of the terminated contract, the costs of acquiring PSI, and net legal and settlement expenses.

The presentation of these non-GAAP numbers is not meant to be considered in isolation, nor as alternatives to net income, cash flows from operating activities, diluted earnings per share, revenue growth, operating income and operating margin as measures of performance.

Statements that are not historical facts, including statements about the Company's confidence and strategies and the Company's expectations about revenues, results of operations, profitability, future contracts, market opportunities, market demand or acceptance of the Company's products are forward-looking statements that involve risks and uncertainties. These uncertainties could cause the Company's actual results to differ materially from those indicated by such forward-looking statements and include reliance on government clients; risks associated with government contracting; risks involved in managing government projects; legislative changes and political developments; opposition from government unions; challenges resulting from growth; adverse publicity; and legal, economic, and other risks detailed in Exhibit 99.1 to the Company's most recent Annual Report filed with the Securities and Exchange Commission, found on www.maximus.com.

MAXIMUS, Inc.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per share data)
(Unaudited)

	Three Months		Six Months
	Ended March 31,		Ended March 31,
	2013	2012	2013	2012
Revenue	$326,351	$243,452	$612,617	$483,055
Cost of revenue	228,907	178,686	438,643	358,442
Gross profit	97,444	64,766	173,974	124,613
Selling, general and administrative expenses	46,693	37,959	88,915	70,715
Acquisition-related expenses	16	233	164	233
Legal and settlement expenses/(recoveries), net	—	(824)	142	(638)
Operating income from continuing operations	50,735	27,398	84,753	54,303
Interest and other income, net	637	824	1,743	1,928
Income from continuing operations before income taxes	51,372	28,222	86,496	56,231
Provision for income taxes	19,658	14,011	32,999	24,362
Income from continuing operations	31,714	14,211	53,497	31,869

Discontinued operations, net of income taxes:
Loss from discontinued operations	(91)	—	(594)	—
Gain on disposal	66	62	102	108
Income (loss) from discontinued operations	(25)	62	(492)	108

Net income	$31,689	$14,273	$53,005	$31,977

Basic earnings (loss) per share:
Income from continuing operations	$0.93	$0.42	$1.57	$0.95
Loss from discontinued operations	—	—	(0.01)	—
Basic earnings per share	$0.93	$0.42	$1.56	$0.95

Diluted earnings (loss) per share:
Income from continuing operations	$0.91	$0.41	$1.53	$0.92
Loss from discontinued operations	—	—	(0.01)	—
Diluted earnings per share	$0.91	$0.41	$1.52	$0.92

Dividends paid per share	$0.09	$0.09	$0.18	$0.18

Weighted average shares outstanding:
Basic	34,089	33,788	34,085	33,725
Diluted	34,954	34,728	34,917	34,638

MAXIMUS, Inc.
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)

	March 31,	September 30,
	2013	2012
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$187,343	$189,312
Restricted cash	12,934	11,593
Accounts receivable — billed, net of reserves of $3,769 and $3,265	205,397	172,705
Accounts receivable — unbilled	18,689	10,539
Prepaid income taxes	11,517	3,800
Deferred income taxes	20,992	22,207
Prepaid expenses and other current assets	36,690	38,528
Total current assets	493,562	448,684

Property and equipment, net	58,845	58,798
Capitalized software, net	32,374	27,390
Goodwill	111,670	112,032
Intangible assets, net	22,874	25,330
Deferred contract costs, net	10,675	9,284
Deferred income taxes	1,249	1,369
Deferred compensation plan assets	9,831	9,220
Other assets, net	3,280	3,186
Total assets	$744,360	$695,293

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$80,553	$73,128
Accrued compensation and benefits	49,592	56,105
Deferred revenue	66,072	60,026
Current portion of long-term debt	172	178
Income taxes payable	4,434	3,100
Other accrued liabilities	9,018	6,599
Total current liabilities	209,841	199,136
Deferred revenue, less current portion	8,943	19,550
Long-term debt	1,420	1,558
Acquisition-related contingent consideration, less current portion	393	406
Income taxes payable, less current portion	1,460	1,412
Deferred income taxes	15,539	10,384
Deferred compensation plan liabilities, less current portion	13,573	11,741
Total liabilities	251,169	244,187

Shareholders’ equity:
Common stock, no par value; 100,000 and 60,000 shares authorized; 56,883 and 56,516 shares issued and 34,103 and 33,985 shares outstanding at March 31, 2013 and September 30, 2012, at stated amount, respectively	407,685	395,967
Treasury stock, at cost; 22,780 and 22,531 shares at March 31, 2013 and September 30, 2012, respectively	(444,282)	(429,646)
Accumulated other comprehensive income	18,672	20,240
Retained earnings	511,116	464,545
Total shareholders’ equity	493,191	451,106
Total liabilities and shareholders’ equity	$744,360	$695,293

MAXIMUS, Inc.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands)
(Unaudited)

	Three Months		Six Months
	Ended March 31,		Ended March 31,
	2013	2012	2013	2012
Cash flows from operating activities:
Net income	$31,689	$14,273	$53,005	$31,977
Adjustments to reconcile net income to net cash provided by operating activities:
(Income) loss from discontinued operations	25	(62)	492	(108)
Depreciation and amortization	7,959	5,434	17,934	11,545
Deferred income taxes	7,368	(2,891)	6,757	(5,315)
Non-cash equity based compensation	3,587	2,836	7,062	5,633

Change in assets and liabilities:
Accounts receivable — billed	(6,931)	9,741	(33,311)	7,268
Accounts receivable — unbilled	(7,307)	355	(8,152)	(63)
Prepaid expenses and other current assets	(2,593)	(2,471)	(2,521)	(4,092)
Deferred contract costs	3,932	319	(1,413)	1,109
Accounts payable and accrued liabilities	(1,798)	4,528	8,728	12,298
Accrued compensation and benefits	5,817	4,266	(1,877)	(6,287)
Deferred revenue	(9,397)	3,662	(2,934)	11,291
Income taxes	(4,328)	3,932	(6,561)	8,910
Other assets and liabilities	1,352	(2,440)	2,285	(5,128)
Cash provided by operating activities – continuing ops	29,375	41,482	39,494	69,038
Cash used in operating activities – discontinued ops	(61)	-	(554)	-
Cash provided by operating activities	29,314	41,482	38,940	69,038

Cash flows from investing activities:
Purchases of property and equipment	(6,264)	(4,022)	(13,351)	(6,576)
Capitalized software costs	(4,776)	(1,112)	(8,240)	(1,832)
Proceeds from settlement of final PSI price	3,380	-	3,380	-
Proceeds from note receivable	112	124	172	272
Proceeds from sale of discontinued operations	-	-	-	2,240
Cash used in investing activities	(7,548)	(5,010)	(18,039)	(5,896)

Cash flows from financing activities:
Repurchases of common stock	-	-	(15,403)	(9,749)
Employee tax withholding on restricted stock units vesting	-	-	(6,677)	(3,088)
Tax benefit due to option exercises and RSU vesting	2,315	770	4,680	2,510
Cash dividends paid	(3,067)	(3,038)	(6,131)	(6,061)
Stock option exercises	-	1,959	1,752	4,775
Repayment of long-term debt	(43)	-	(87)	-
Cash used in financing activities	(795)	(309)	(21,866)	(11,613)

Effect of exchange rate changes on cash and cash equivalents	(766)	2,326	(1,004)	5,058

Net increase/(decrease) in cash and cash equivalents	20,205	38,489	(1,969)	56,587

Cash and cash equivalents, beginning of period	167,138	191,048	189,312	172,950

Cash and cash equivalents, end of period	$187,343	$229,537	$187,343	$229,537

MAXIMUS, Inc.
SEGMENT INFORMATION
(Dollars in thousands)
(Unaudited)

	Three Months Ended March 31,				Six Months Ended March 31,
	2013	% (1)	2012	% (1)	2013	% (1)	2012	% (1)

Revenue:
Health Services	$197,948	100%	$161,170	100%	$373,946	100%	$319,213	100%
Human Services	128,403	100%	82,282	100%	238,671	100%	163,842	100%
Total	326,351	100%	243,452	100%	612,617	100%	483,055	100%

Gross Profit:
Health Services	54,651	28%	41,137	26%	99,910	27%	77,136	24%
Human Services	42,793	33%	23,629	29%	74,064	31%	47,477	29%
Total	97,444	30%	64,766	27%	173,974	28%	124,613	26%

Selling, general, and administrative expense:
Health Services	25,742	13%	22,935	14%	50,375	13%	42,151	13%
Human Services	21,334	17%	15,024	18%	38,923	16%	28,564	17%
Corporate/Other	(383)	NM	—	NM	(383)	NM	—	NM
Total	46,693	14%	37,959	16%	88,915	15%	70,715	15%

Operating income from continuing operations:
Health Services	28,909	15%	18,202	11%	49,535	13%	34,985	11%
Human Services	21,459	17%	8,605	10%	35,141	15%	18,913	12%
Corporate/Other	383	NM	—	NM	383	NM	—	NM
Subtotal: Segment Operating Income	50,751	16%	26,807	11%	85,059	14%	53,898	11%
Acquisition-related expenses	16	NM	233	NM	164	NM	233	NM
Legal and settlement expenses/(recoveries), net	—	NM	(824)	NM	142	NM	(638)	NM
Total	$50,735	16%	$27,398	11%	$84,753	14%	$54,303	11%

(1)	Percentage of respective segment revenue. Changes not considered meaningful are marked “NM.”

MAXIMUS, Inc.
Non-GAAP Measures

ADJUSTED REVENUE AND OPERATING INCOME
(Dollars in thousands)
(Unaudited)

	Three Months	Six Months
	Ended March 31,	Ended March 31,
	2013	2013

Total company revenue	$326,351	$612,617
Revenue from terminated contract	16,035	16,035
Total company revenue excluding terminated contract	$310,316	$596,582

Total company operating income	$50,735	$84,753
Operating income from terminated contract	10,900	10,900
Total company operating income, excluding terminated contract	$39,835	$73,853

Total company operating margin, excluding terminated contract	12.8%	12.4%

	Three Months	Six Months
	Ended March 31,	Ended March 31,
	2013	2013

Human Services revenue	$128,403	$238,671
Revenue from terminated contract	16,035	16,035
Human Services revenue, excluding terminated contract	$112,368	$222,636

Human Services operating income	$21,459	$35,141
Operating income from terminated contract	10,900	10,900
Human Services operating income, excluding terminated contract	$10,559	$24,241

Human Services operating margin, excluding terminated contract	9.4%	10.9%

MAXIMUS, Inc.
ADJUSTED DILUTED EPS FROM CONTINUING OPERATIONS
FY 2013 and FY 2012
(Unaudited)

	Quarter Ended
	Dec. 31,	Mar. 31,
	2012	2013
Diluted EPS from continuing operations-GAAP basis	$0.62	$0.91

Adjustments:
Legal, settlement and acquisition-related expenses	0.01	–
Adjustment for terminated contract	–	(0.19)
Subtotal pro forma adjustments	0.01	(0.19)

Adjusted diluted EPS from continuing operations	$0.63	$0.72

	Quarter Ended				Year Ended
	Dec. 31,	Mar. 31,	Jun. 30,	Sept. 30,	Sept. 30,
	2011	2012	2012	2012	2012
Diluted EPS from continuing operations-GAAP basis	$0.51	$0.41	$0.59	$0.68	$2.19

Adjustments:
Legal, settlement and acquisition-related expenses (recovery), net	–	(0.01)	0.03	0.03	0.05
Adjustment for tax accounts	–	0.09	–	0.03	0.12
Subtotal pro forma adjustments	–	0.08	0.03	0.06	0.17

Adjusted Diluted EPS from continuing operations	$0.51	$0.49	$0.62	$0.74	$2.36

MAXIMUS, Inc.
FREE CASH FLOW
(Dollars in thousands)
(Unaudited)

	Three Months		Six Months
	Ended March 31,		Ended March 31,
	2013	2012	2013	2012
Cash provided by operating activities – continuing operations	$29,375	$41,482	$39,494	$69,038
Purchases of property and equipment	(6,264)	(4,022)	(13,351)	(6,576)
Capitalized software costs	(4,776)	(1,112)	(8,240)	(1,832)
Free cash flow from continuing operations	$18,335	$36,348	$17,903	$60,630

CONTACT:
MAXIMUS
Lisa Miles, 703-251-8637
lisamiles@maximus.com